Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made by and between Republic First Bank (the "Bank"), a wholly owned subsidiary of Republic First Bancorp, Inc. (the "Company"), and Andrew J. Logue ("Employee").

WITNESSETH:

WHEREAS, the Bank seeks to employ the Employee and Employee is willing to be employed by the Bank on the terms herein stated.

NOW, THEREFORE, in consideration of their mutual promises set forth below and intending to be legally bound hereby, the parties agree as follows:

1. Employment. The Bank hereby employs the Employee as an Executive Vice President and the Director of Operations and IT of the Bank, effective on the date hereof or as soon as practicable hereafter following the receipt of any applicable regulatory approvals. Employee agrees and accepts such position, subject to the general supervision, advice and direction of the President and Chief Executive Officer of the Bank and further subject to the terms and conditions of this Agreement. If Employee's employment by the Bank does not promptly receive all applicable regulatory approvals, this Agreement will be void ab initio.

2. Duties. Employee shall perform such duties customarily performed by an employee in a similar position, and such additional duties as may be assigned from time to time by the President and Chief Executive Officer of the Bank. Employee agrees to devote his full business time and to perform faithfully and efficiently the responsibilities assigned to him hereunder except Employee may represent the Bank and actively participate in social, professional associations, seminars, civic, charitable and trade organizations to the extent that such participation is deemed beneficial to the Bank or to the extent such participation does not conflict with Employee's obligations to the Bank or interfere with Employee's responsibilities under this Agreement. Employee will not engage in any outside business activity, including, but not limited to, any activity as a consultant, agent, partner or officer or provide services of any nature directly or indirectly to a corporation or other business enterprise without the prior written consent of the Bank.

3. Compensation. As compensation for the services rendered by Employee under this Agreement, Employee shall be entitled to receive the following:

A. Base Salary. Employee shall receive a base salary at the rate of $250,000 per annum payable in equal installments in accordance with Bank's usual practice, to be reviewed annually by the Board of Directors of the Bank (the "Board").

B. Signing Bonus. In addition to any amounts payable under Sections 3.A or 3.C, the Bank shall make a one-time cash payment to the Employee in the amount of $50,000 on the Bank's first regular pay date following January 1, 2009.

C.           Bonus Eligibility. Employee will be eligible for an annual bonus in an amount determined by the Board, in its sole discretion. Any such bonus will be paid within two and one-half months following the end of the applicable year; provided that, unless otherwise determined by the Board in its discretion, Employee will only be eligible to receive a bonus if he remains employed by the Bank through the applicable payment date. Employee's annual bonus, if any, with respect to 2008 will be pro-rated to reflect his or her commencement of employment after the start of that year.

D.           Time Off. Employee will be entitled to 24 days of paid time off during each full calendar year of employment (12 days for the remainder of 2008), subject to the
Bank's paid time-off policies as in effect from time to time.

E.           Professional Expenses. Employee will be reimbursed by the Bank for reasonable business expenses incurred by him in accordance with the Bank's customary expense reimbursement policies as in effect from time to time.

F.           Other Compensation and Benefits.

(1)           Employee shall be eligible to participate in the employee benefit program maintained by the Bank for its employees generally, subject to the terms and conditions of such plans, policies or arrangements; provided, however, that this Agreement will not limit the Bank's ability to amend, modify or terminate such plans, policies or arrangements at any time for any reason.

(2)           Employee will be entitled to a monthly auto expense allowance of $1,200 and the use of a parking space provided by the Bank in the garage at Two Liberty Place.

G.           Regulatory Restrictions. Notwithstanding anything to the contrary in this Agreement, in no event shall the Bank be obligated to make any payment to the Employee in violation of any law, regulation, action or order subject to the Bank or the Employee, and in no event shall the Bank be obligated to seek any waiver, consent or approval to make such a payment.

4. Option Grant. Subject to, and effective upon, Employee's commencement of employment by the Bank, the Board or Directors of the Company has authorized the grant to Employee of an option to purchase 20,000 shares of the Company's common stock substantially in the form attached as Exhibit A. The per share exercise price of such option will be the "fair market value" of the common stock of the Company on the effective date of the grant, as determined in accordance with Section 5(b) of The Stock Option and Restricted Stock Plan of the Company (the "Plan"). The number of shares subject to such option will be subject to adjustment in accordance with Section 3(b) of the Plan.

5. Cessation of Employment. Employee is an "at-will" employee of the Bank. Employee or the Bank may terminate his or her employment at any time, for any reason. Upon any cessation of his or employment with the Bank, Employee will be entitled only to such compensation and benefits as described in this Section 5.

A.            Termination Without Cause or Resignation With Good Reason.

(1) Severance Benefits. If Employee's employment with the Bank ceases due to a termination by the Bank without Cause or due to a resignation by the Employee with Good Reason, then Employee shall be entitled to a continuation of his or her base salary and a waiver of the applicable premium for COBRA continuation coverage for Employee (and, to the extent covered immediately prior to the date of Employee's termination, his spouse and eligible dependents), in each case for a period equal to the greater of (a) three months, or (b) the period remaining until the second anniversary of the date that he or she commenced employment with the Bank.

(2) Severance Conditioned on Release. Except as otherwise provided in this paragraph, all compensation and benefits will cease at the time of such cessation of employment, subject to the terms of any benefits or compensation plans then in force and applicable to Employee, and the Bank will have no further liability or obligation by reason of such cessation. The payments and benefits described in this paragraph are in lieu of, and not in addition to, any other severance arrangement maintained by the Bank. Notwithstanding any provision of this Agreement, the payments and benefits described in paragraph are conditioned on Employee's resignation from all employee and director positions with the Bank and its affiliates and on Employee's execution and delivery to the Bank, within 30 days following his or her cessation of employment, of a general release of claims against the Company, the Bank and their affiliates in such form as the Bank may require (the "Release"). Subject to Section 11, below, the severance benefits described in this paragraph will begin to be paid or provided as soon as the Release becomes irrevocable.

B.           Other Cessations. If Employee's employment with the Bank ceases for any reason other than as described in Section 5A, above (including but not limited to termination (1) by the Bank for Cause, (2) as a result of Employee's death, (3) as a result of Employee's Disability, or (4) by Employee without Good Reason), then the Bank's obligation to Employee will be limited solely to the payment of accrued and unpaid Base Salary through the date of such cessation. All compensation and benefits will cease at the time of such cessation and, except as otherwise provided by COBRA, the Bank will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit Employee's right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Bank in accordance with the terms of such insurance contract.

C.           Parachute Payment Limitation. If any payment or benefit due to Employee from the Bank or its subsidiaries or affiliates, whether under this Agreement or otherwise, would (if paid or provided) constitute an Excess Parachute Payment (as defined below), then notwithstanding any other provision of this Agreement or any other commitment to Employee, that payment or benefit will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible by reason of Section 280G of the Code. The determination of whether any payment or benefit would (if paid or provided) constitute an Excess Parachute Payment will be made by the Bank, in good faith and in its sole discretion. If multiple payments or benefits are subject to reduction under this paragraph, payments or benefits will be reduced in the order that maximizes Employee's net after-tax economic position, as determined by the Bank. If, notwithstanding the initial application of this paragraph, the Internal Revenue Service determines that any payment or benefit provided to Employee constituted an Excess Parachute Payment, this paragraph will be reapplied based on the Internal Revenue Service's determination and Employee will be required to promptly repay to the Bank any amount in excess of the payment limit of this paragraph.

D.          Definitions. For purposes of this Agreement, the following definitions apply:

(1)           "Cause" means (a) a material failure or refusal to follow reasonable and lawful directives of the Board or the President and Chief Executive Officer of the Bank; (b) behavior that has a material adverse impact on the Company or the Bank; (c) the material breach of any fiduciary duty owed to, or any agreement with or written policy of, the Company or the Bank; (d) the commission of any act of gross negligence or willful misconduct in the course of employment; (e) any non-appealable criminal conviction or plea of guilty or nolo contendere of the Employee; (f) alcohol or controlled substance abuse; or (g) any requirement, request or recommendation of a regulator to the Bank to terminate the Employee or reduce the Employee's duties, if such requirement, request or recommendation arises in connection with actions or conduct of Employee or an individual supervised by Employee.

(2) "Change in Control" means the occurrence of any of the following in one transaction or a series of related transactions, excluding for this purpose any transaction(s) announced before January 1, 2009: (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming a "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the Company's then outstanding securities; (b) a consolidation, share exchange, reorganization or merger of the Company resulting in the stockholders of the Company immediately prior to such event not owning at least a majority of the voting power of the resulting entity's securities outstanding immediately following such event; or (c) the sale or other disposition of all or substantially all the assets of the Company, other than in connection with a bankruptcy proceeding. The foregoing notwithstanding, a transaction (or a series of related transactions) will not constitute a Change in Control if such transaction results in the Company, any successor to the Company, or any successor to the Company's business, being controlled, directly or indirectly, by the same person(s) who controlled the Company, directly or indirectly, immediately before such transaction(s).

(3) "Competing Business" means any business or activity engaged in by any federally or state chartered bank, savings bank, savings and loan association, trust company and/or credit union, including, without limitation, the taking and accepting of deposits, the provision of trust services, the making of loans and/or the extension of credit, brokering loans, the provision of insurance and investment services and the sale of similar financial products.

(4)           "Confidential Information" means any and all information regarding the organization, business or finances of the Bank or any of its affiliates, including, but not limited to, any and all business plans and strategies, financial information, marketing plans and information, cost information, customer information, personnel data, pricing information, concepts and ideas, information respecting existing and proposed investments and acquisitions, and information regarding customers and suppliers. The term "Confidential Information" does not include information that is publicly available.

(5)           "Disability" means a condition entitling Employee to benefits under the Bank's long term disability plan, policy or arrangement. For avoidance of doubt, a termination of Employee's employment due to a Disability will not be deemed a termination by the Bank "without Cause."

(6)           "Excess Parachute Payment" has the same meaning as used in Section 280G(b)(1) of the Code.

(7)           "Good Reason" means any of the following: (a) a material, adverse change in Employee's title, authority or duties (including the assignment of duties materially inconsistent with Employee's position); (b) relocation of Employee's principal worksite outside of the Philadelphia Metropolitan Statistical Area; (c) a material breach by the Bank of this Agreement, or (d) the occurrence of a Change in Control. However, none of the foregoing events or conditions will constitute Good Reason unless: (x) Employee provides the Bank with written objection to the event or condition within 30 days following the occurrence thereof, (y) the Bank does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and (z) Employee resigns his employment within 30 days following the expiration of that cure period.

6. Return of Corporate Property. Upon any cessation of his or her employment with the Bank, Employee shall deliver all property (including keys, records, notes, data, memoranda and equipment) that is in Employee's possession or under Employee's control, which is the Bank's property or related to the Bank's business.

7. Confidentiality. Employee acknowledges and agrees that his or her employment by the Bank will afford him an opportunity to acquire Confidential Information. Employee will not use Confidential Information for the benefit of anyone other than the Bank and its affiliates or disclose any Confidential Information for any purpose whatsoever except as directed or authorized by the Bank. Employee will not remove any materials containing Confidential Information from the premises of the Bank or its affiliates, in either original or duplicate form, except as necessary for the performance of services hereunder. Upon any cessation of his or her employment, Employee will immediately surrender to the Bank all materials in his possession, custody or control that contain Confidential Information.

8. Non-Solicitation. Employee agrees that during his employment and for a period of 12 months following any cessation of that employment (regardless of the reason for that cessation and whether that cessation was initiated by Employee or the Bank), Employee will not, directly or indirectly, without the written consent of the Bank:

A.           solicit any current or prospective customer on behalf of any Competing Business or direct any current or prospective customer to another person for goods or services that the Company, the Bank or their affiliates provide;

B.           encourage any person (including, without limitation, any customer, supplier, consultant, partner, vendor or agent) to modify or terminate any agreement, relationship or course of dealing with the Company, the Bank or their affiliates; or

C.           employ or retain (or facilitate the employment or retention by another person) of any person who has performed personal services for the Company, the Bank or their affiliates.

9. Non-Competition. Employee agrees that agrees that during his employment and for a period of 12 months following any cessation of that employment (regardless of the reason for that cessation and whether that cessation was initiated by Employee or the Bank, but excluding termination due to a Change of Control as hereinbefore defined), Employee shall not, directly or indirectly, engage or participate in any Competing Business anywhere in the Philadelphia Metropolitan Statistical Area or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person or entity engaged in a Competing Business, unless such engagement or participation is expressly authorized in writing by the Bank; provided, that the foregoing shall not prevent the Employee's passive ownership of two-percent (2%) or less of the equity securities of any publicly traded company.

10. Enforcement.

A.           Specific Enforcement. Employee acknowledges that any breach, willfully or otherwise, of Sections 7, 8 or 9 of this Agreement (the "Restrictive Covenants") will cause continuing and irreparable injury to the Bank for which monetary damages would not be an adequate remedy. Employee will not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any breach by Employee of the Restrictive Covenants, the Bank will be entitled to injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement will not in any way limit remedies of law or in equity otherwise available to the Bank.

B.           Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.

C.           Accounting. If Employee breaches any of the Restrictive Covenants, the Bank will have the right and remedy to require Employee to account for and pay over to the Bank all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee as the result of such breach. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Bank under law or in equity.

D.           Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Bank to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Restrictive Covenants.

E.           Disclosure of Restrictive Covenants. Employee agrees to disclose the existence and terms of the Restrictive Covenants to any person for whom Employee performs services while the Restricted Covenants remain applicable.

F.           Acknowledgements. Employee acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Bank and its affiliates, that the duration and scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position Employee will hold within the Bank, and that the Bank would not enter into this Agreement or otherwise employ Employee unless Employee agrees to be bound by the Restrictive Covenants.

11. Section 409A.

A.           Payment Timing. If a cessation of employment giving rise to payments described in Section 5 of this Agreement is not a "Separation from Service" within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to those sections will instead be deferred without interest and will not be paid until the Employee experiences a Separation from Service. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to the Employee upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Employee's Separation from Service (taking into account the preceding sentence) will be deferred without interest and paid to the Employee in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii)(or any successor provision) to any amount payable to Employee. For purposes of the application of Treas. Reg. § 1.409A- 1 (b)(4)(or any successor provision), each payment in a series of payments will be deemed a separate payment.

B.           Reimbursements and In-Kind Pats. Notwithstanding any other policy, practice or agreement of the Bank, to the extent any expense, reimbursement or in-kind benefit provided to Employee constitutes a "deferral of compensation" within the meaning of Section 409A (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year, (ii) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

12. Notices. All notices required or permitted by this Agreement shall be in writing and shall be deemed delivered when delivered in person or received by US Mail at the following addresses:

Bank - Republic First Bank
Two Liberty Place
50 S. 16th Street, Suite 2400
Philadelphia PA 19102
Attn: President; Chief Executive Officer

Employee - Andrew J. Logue
4 Tuscany Way
Mount Laurel, NJ 08054

13. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter (including, without limitation, that certain offer letter from the Bank to Employee dated July 1, 2008). This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

14. Waiver. The failure of either party to enforce any provision of this Agreement shall be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

15. Other Agreements. Employee represents and warrants to the Bank that there are no restrictions, agreements or understandings whatsoever to which he or she is a party that would prevent or make unlawful his or her execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Employee's obligations hereunder, or that would otherwise prevent, limit or impair the performance by Employee of his or her duties under this Agreement.

16. Successors and Assigns. The Bank may assign this Agreement to any successor to substantially all its assets. For avoidance of doubt, such an assignment will not be deemed a termination of Employee's employment hereunder for purposes of Section 5A. The duties of Employee hereunder are personal to Employee and may not be assigned.

17. Applicable Law. This Agreement is to be construed pursuant to the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws. Each of the parties irrevocably agree that any action or proceeding arising out of or in any way related to this Agreement or any relationship of the parties hereto shall be brought only in Philadelphia County, Commonwealth of Pennsylvania. All parties to this Agreement waive any objection they may have or hereafter have to the venue of any such action or proceeding in such court or that such action was brought in an inconvenient court and agrees not to plead or claim the same.

18. Withholding. All payments due to Employee from the Bank or its affiliates will be subject to withholding for all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

19. Legal Representation. Each of the Bank and Employee have had the opportunity to be separately represented by counsel in connection with this Agreement and neither party have relied upon counsel for the other party in connection with any advice pertaining hereto.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and Employee has executed this Agreement, in each case on August 20, 2008.

BANK:

By: /s/ Harry D. Madonna

Title: CEO

EMPLOYEE:

/s/ Andrew J. Logue